Exhibit 5.1
[OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]
June 26, 2009
ev3 Inc.
9600 54th Avenue North
Plymouth, MN 55442
Re:	ev3 Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
     We are acting as counsel to ev3 Inc. (“ev3” or the “Company”), a Delaware corporation, in connection with its offer and resale of 5,060,510 shares of the common stock, $0.01 par value per share (the “Shares”), of ev3 pursuant to ev3’s registration statement on Form S-3 as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), on behalf of the certain selling stockholders named therein. The Shares consist of outstanding shares that were issued by ev3 in connection with its acquisition of Chestnut Medical Technologies, Inc.
     In acting as counsel for ev3 and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of ev3, agreements and other instruments, certificates of officers and representatives of ev3, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:
1.	ev3 had the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

2.	The Shares being registered for resale by the selling stockholders under the Registration Statement have been duly authorized and validly issued and are fully paid and nonassessable.
     This opinion is limited to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the federal laws of the United States of America and the internal laws of the State of Minnesota, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement and in any prospectus contained therein or amendment or supplement thereto. In giving this consent, we do not believe that we are an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This opinion is expressed as of the date hereof, unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Oppenheimer Wolff & Donnelly LLP